Exhibit 10.1

EXPENSE SHARING AGREEMENT

THIS EXPENSE SHARING AGREEMENT is made and entered effective as of the date indicated below (“Agreement”), by and between WHITE RIVER CAPITAL, INC., an Indiana corporation (“WRC”), CASTLE CREEK CAPITAL LLC and CASTLE CREEK ADVISORS LLC, each Delaware limited liability companies (collectively, “Castle Creek”).

RECITALS

WRC, on the one hand, and Castle Creek, on the other hand, are in separate businesses but have certain executive officers in common and wish to share certain limited activity expenses on a fee basis.

Castle Creek will provide various facilities and equipment to WRC throughout the term of this Agreement, including, but not limited to, computer and telephone network systems, office space, copy services and data services, collectively, “Operating Facilities.”

NOW, THEREFORE, in consideration of the mutual terms, covenants, and conditions herein set forth, the parties agree as follows:

SERVICES PROVIDED

1.	Castle Creek shall provide the following Operating Facilities to WRC utilizing Castle Creek facilities and equipment located at 6051 El Tordo, Rancho Santa Fe, CA 92067.

a.
Technology and Related Support. Castle Creek shall provide technology services including, but not limited to, telephone systems, data services, internet services, and other future business technology solutions that may be provided by Castle Creek for its own personnel with respect to its own operations as required by WRC, from time to time.

b.
Facilities and Equipment Rental. Castle Creek shall provide office space, office furniture, office equipment, all leasehold improvements, janitorial and maintenance, facilities management, access to common areas including conference rooms, lunch rooms, lobby, rest room facilities, etc.

c.	Other. Other miscellaneous items such as office supplies, facsimile, and copying machines, mail room support, and reasonable postage.

2.
Cost of Operating Facilities. Castle Creek will charge, and WRC will pay, fees equal to a flat ten percent (10%) of Castle Creek’s monthly expenses for the services provided under Section 1. At all times the fee shall represent a reasonable allocation of actual expenses that is proportionate to actual facilities, equipment and services provided to WRC. WRC shall not otherwise be required to make any payment or reimbursement to Castle Creek for any services or expenses except as provided in this Agreement. All fees will be calculated and billed in arrears. The billing cycle will be quarterly.

3.
No Other Shared Expenses. WRC is solely responsible for all other expenses incurred by WRC for services provided by entities other than Castle Creek. WRC is not obligated to pay or reimburse Castle Creek for any expenses or obligations other than as provided under this Agreement.

OTHER PROVISIONS

4.
Correction of Errors. Castle Creek and WRC will work in good faith together in selecting the best way to correct any errors. The cost of the correction, if significant, will be borne by the responsible party in accordance with this agreement.

5.	Term. This Agreement is effective from and after the September 1, 2005 and shall continue thereafter until terminated by either party upon 30 days’ prior written notice (“Termination Notice”).

6.	Reports and Records.

a.
Castle Creek will maintain mutually satisfactory documentary evidence in reasonable detail of the expenses paid by Castle Creek on behalf, or for the benefit, of WRC pursuant to this Agreement. When expenses are shared, Castle Creek will prepare and retain reasonable supporting evidence of its method of allocation of those expenses as between the parties. All of these books and records will be maintained for not less than three years after December 31 of the year in which they were created.

b.
Upon reasonable request, during normal business hours, Castle Creek will provide to WRC and, as requested, the SEC or state securities regulatory authorities complete access to the books and records covered by this Agreement upon and only upon the assurance that such information disclosed to the regulators shall be accorded confidential treatment pursuant to the Freedom of Information Act, 5 U.S.C. §552(b)(4) and that it not be made available for inspection or copying except as compelled by applicable laws, rules, regulations, or order.

7.
Independent Relationship. Nothing is this Agreement will be deemed to constitute a partnership or other relationship between the parties other than the specific contractual relationship described here.

8.	Indemnification.

a.
WRC will hold harmless, defend, and indemnify Castle Creek for, and will pay to Castle Creek the amount of any liability, cost, obligation, loss, fee, penalty, or expense (including costs of investigation and defense and reasonable attorneys’ fees), involving a third-party claim alleged or asserted to be in connection with or as a result of the facilities and equipment provided under this Agreement by Castle Creek to WRC, other than claims arising out of the nonperformance or negligence of Castle Creek in providing Operating Facilities covered by this Agreement.

b.
Castle Creek will hold harmless, defend, and indemnify WRC for, and will pay to WRC the amount of any liability, cost, obligation, loss, fee, penalty, or expense (including costs of investigation and defense and reasonable attorneys’ fees), involving a third-party claim alleged or asserted to be in connection with or as a result of the nonperformance or negligence of Castle Creek in providing Operating Facilities covered by this Agreement.

9.
Confidentiality. Except for disclosure to its attorneys, bankers, underwriters, lenders, or regulators, neither party will disclose any information obtained pursuant to this Agreement without the other party’s prior written approval. This will not, however, apply to information which (i) is generally available to the public other than as a result of a breach of this Agreement; (ii) becomes available on a nonconfidential basis from a source other than the other party or its affiliates or agents, which source was not itself bound by a confidentiality agreement; or (iii) which is required to be disclosed by law or pursuant to court or arbitrator’s order.

10.
Miscellaneous. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement. This Agreement may be amended from time to time, by mutual written agreement of the parties. The parties may add additional services to be performed by adding a schedule of additional services.

11.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of laws principles.

12.
Castle Creek. WRC shall make payments hereunder to Castle Creek Capital LLC, which shall allocate or apply proceeds hereunder to Castle Creek Advisors LLC as it reasonably deems equitable. The obligations of Castle Creek Capital LLC and Castle Creek Advisors LLC hereunder are joint and several.

IN WITNESS WHEREOF, the parties have executed this Agreement as of November 8, 2005.

Castle Creek Capital LLC

By:	/s/ William J. Ruh

Its:	Executive Vice President

Castle Creek Advisors LLC

By:	/s/ William J. Ruh

Its:	Executive Vice President

WHITE RIVER CAPITAL, INC.

By:	Martin J. Szumski

Its:	Chief Financial Officer

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